Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Novelis Issues Earnings Guidance

Toronto, Canada — January 17, 2005 — Novelis Inc. (NYSE, TSX: NVL) today announced that fourth quarter earnings as reported in accordance with Generally Accepted Accounting Principles (GAAP) will reflect the negative impact of asset-impairment charges totaling approximately $65 million (pre-tax) relating to two rolling assets in Italy. These charges are non-cash.

The Company expects operating earnings to be similar to those of the year-ago quarter, but expects that they will decline compared to the third quarter largely as a result of normal seasonal effects.

“Fundamentals for the majority of the end-use markets we served in 2004 remain sound,” said Brian W. Sturgell, President and CEO of Novelis Inc. “Historically, there has been a consistent seasonal pattern to rolled products shipments and earnings. Further, with regard to the asset-impairment charges, these charges are not indicative of a change to the outlook we hold for our business in Europe,” Mr. Sturgell concluded.

Novelis, which was spun-off by Alcan Inc. effective January 6, 2005, is the global leader in aluminum rolled products and aluminum can recycling. The Company has 37 operating facilities in 12 countries and more than 13,500 dedicated employees. Novelis has the unparalleled capability to provide its customers with a regional supply of high-end rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the Company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information on the company, visit www.novelis.com.

Statements made in this news release which describe the Company’s intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company’s actual results could differ materially from those expressed or implied in such statements. Reference should be made to the recent Form 10 for a summary of major risk factors.

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